UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) November 15, 2005

Commission File	Registrant, State of Incorporation, Address of	I.R.S. employer
Number	Principal Executive Offices and Telephone Number	Identification Number

1-08788	SIERRA PACIFIC RESOURCES P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358

2-28348	NEVADA POWER COMPANY 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 367-5000	88-0420104

0-508	SIERRA PACIFIC POWER COMPANY P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0044418

None
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On November 15, 2005, Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC” and, together with NPC, the “Utilities”) entered into an agreement (the “Settlement Agreement”) with Enron Power Marketing Inc. (“Enron”) that resolves the long-term, ongoing litigation involving more than $300 million in terminated purchase power contracts between Enron and the Utilities. The Settlement Agreement provides for the settlement and release of the on-going litigation, regulatory proceedings, appellate proceedings, proofs of claim and other claims between Enron and the Utilities related to the terminated purchase power contracts, before the U.S. Bankruptcy Court for the Southern District Court of New York (the “Enron Bankruptcy Court”), the U.S. District Court for the Southern District of New York, the Federal Energy Regulatory Commission (the “FERC”) and the United States Court of Appeals for the Ninth Circuit. The settlement contemplated by the Settlement Agreement is conditioned upon receipt of approval from the Enron Bankruptcy Court and the FERC. The Settlement Agreement does not require the approval of the Public Utilities Commission of Nevada (the “PUCN”).
     Under the terms of the Settlement Agreement, Enron shall allow a general unsecured claim (the “Unsecured Claim”) under its bankruptcy plan to the Utilities in the aggregate amount of $126,500,000 (allocated $80,707,000 to NPC and $45,793,000 to SPPC) and the Utilities will pay to Enron an aggregate amount of $129,000,000 as termination payments arising from the terminated purchase power contracts (allocated $89,784,000 to NPC and $39,216,000 to SPPC). In addition, the Settlement Agreement provides that within one business day of the payment of the termination payment by the Utilities, Enron will release any claim to the cash (approximately $50 million for NPC and $11 million for SPPC, plus accrued interest) and the Utilities’ general and refunding bonds currently contained in the escrow accounts maintained pursuant to the terms of a stipulation between Enron and the Utilities. As an element of the settlement, Sierra Pacific Resources filed notice of voluntary dismissal and a Proposed Order with the United States District Court in Houston, Texas, to dismiss with prejudice the lawsuit initially filed in the United States District Court, District of Nevada, Sierra Pacific Resources, et. al. v. Citigroup Inc, et. al. (Civ No. 05-CV-00981) as subsequently transferred to MDL-1446 In re Enron Corp. Securities, Derivative and Erisa Litigation (Consolidated Civ. No. H-01-3624) in Houston, Texas.
     The Settlement Agreement will terminate if either the FERC or the Enron Bankruptcy Court issues an order denying approval of the Settlement Agreement or if the Settlement Effective Date, which is the latest date that the parties shall have received approval from the FERC and the Enron Bankruptcy Court, has not occurred by January 31, 2006, unless the parties agree to extend the termination date.
     On October 24, 2005, the Utilities purchased a put option (the “Put Option”) from a major international banking institution covering the full amount of the Unsecured Claim that obligated that institution, in the event that Utilities were able to obtain a general unsecured claim under Enron’s bankruptcy plan, to purchase the Unsecured Claim for an amount equal to 30.875% of the principal amount of the Unsecured Claim (approximately $39.0 million on a $126.5 million Unsecured Claim). Among other requirements under the Put Option, the banking institution’s obligation to purchase the Unsecured Claim is conditioned upon receipt of an order from the Enron Bankruptcy Court allowing the Unsecured Claim.
     The Utilities expect that the cash outlay required to settle Enron’s claim, net of the proceeds from exercising the Put Option on the Unsecured Claim and the purchase price of the Put Option, will be no more than $89.9 million. This amount could be less if the Utilities receive a higher value for the Unsecured Claim than the 30.875% price of the Put Option. This amount could be greater in the event that the Utilities do not meet all of the conditions to exercise the Put Option. The Utilities have approximately $60.0 million in their interest bearing escrow accounts, net of interest earned on the accounts, which amount is reflected as restricted cash on the Utilities’ financial statements. As a result of the release of the amounts in escrow, the net additional cash outlay required to fund the $129.0 million payment to Enron is approximately $30.0 million. The Utilities expect to fund this requirement either from available cash resources or through borrowings under their revolving credit facilities.
     The Utilities and Enron have submitted the Settlement Agreement for approval by the FERC and expect to submit the Settlement Agreement to the Enron Bankruptcy Court later this week. The parties requested expedited treatment from the FERC and have asked for a decision to be rendered no later than January 31, 2006. The Utilities also expect to seek recovery of the net amounts paid under the Settlement Agreement from the PUCN.
     A copy of a press release issued by Sierra Pacific Resources announcing the Settlement Agreement is furnished herewith as Exhibit 99.1.
Item 9.01      Financial Statements and Exhibits
(c) Exhibits — The following exhibit is furnished with this Form 8-K.
     99.1      Press Release dated November 16, 2005.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: November 16, 2005	By:	/s/ John E. Brown
John E. Brown
Controller

Nevada Power Company (Registrant)
Date: November 16, 2005	By:	/s/ John E. Brown
John E. Brown
Controller

Sierra Pacific Power Company (Registrant)
Date: November 16, 2005	By:	/s/ John E. Brown
John E. Brown
Controller